Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	April 29, 2015
No. 1357

Coherent, Inc. Reports Second Fiscal Quarter Results

SANTA CLARA, CA, April 29, 2015 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its second fiscal quarter ended April 4, 2015.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	April 4, 2015	December 27, 2014	March 29, 2014	April 4, 2015	March 29, 2014
GAAP Results
(in millions except per share data)
Bookings	$220.6	$162.5	$261.8	$383.1	$463.3
Net sales	$203.7	$200.6	$199.2	$404.3	$392.8
Net income	$18.4	$17.4	$15.3	$35.8	$27.0
Diluted EPS	$0.74	$0.69	$0.61	$1.43	$1.08

Non-GAAP Results
(in millions except per share data)
Net income	$23.4	$21.9	$20.4	$45.3	$37.5
Diluted EPS	$0.94	$0.87	$0.82	$1.81	$1.50

SECOND FISCAL QUARTER DETAILS

For the second fiscal quarter ended April 4, 2015, Coherent announced net sales of $203.7 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $18.4 million, or $0.74 per diluted share. These results compare to net sales of $199.2 million and net income of $15.3 million, or $0.61 per diluted share, for the second quarter of fiscal 2014.

Non-GAAP net income for the second quarter of fiscal 2015 was $23.4 million, or $0.94 per diluted share. Non-GAAP net income for the second quarter of fiscal 2014 was $20.4 million, or $0.82 per diluted share. Reconciliations of GAAP to non-GAAP financial measures for the three months ended April 4, 2015, December 27, 2014 and March 29, 2014 appear in the financial statements portion of this release under the heading “Reconciliation of GAAP to Non-GAAP net income."

Exhibit 99.1

Net sales for the first quarter of fiscal 2015 were $200.6 million and net income, on a GAAP basis, was $17.4 million, or $0.69 per diluted share. Non-GAAP net income for the first quarter of fiscal 2015 was $21.9 million, or $0.87 per diluted share.

Bookings received during the second fiscal quarter ended April 4, 2015 were $220.6 million. This result compares to bookings of $261.8 million in the same prior year period and $162.5 million in the immediately preceding quarter.

The book-to-bill ratio was 1.08, and ending backlog expected to ship in the next 12 months was $315.3 million at April 4, 2015, compared to a backlog of $295.9 million at December 27, 2014 and a backlog of $303.8 million at March 29, 2014.

“We are pleased by the solid results in our second quarter including the acceleration in demand across our commercial markets.  Our FPD business picked up with new system and higher service orders.  The outlook in FPD is strong and we expect a number of new system orders over the next few quarters,” stated John Ambroseo, Coherent’s President and Chief Executive Officer.  “Orders in other commercial areas were very encouraging.  The via drilling market continues to improve and we received multiple volume orders for our J-Series Hornet™ laser and have more opportunities on the horizon.  The bioinstrumentation and medical OEM market posted record orders. Instrumentation customers’ confidence grew and they reverted to longer-term purchases, primarily for our OBIS™ portfolio.  The medical OEM market was very robust for ophthalmic (cataract and disease management), home-based aesthetic, dental and medical consumables (disposable fibers),” Ambroseo added.

Coherent ended the quarter with cash, cash equivalents and short term investments of $344.4 million, an increase of $21.5 million from cash, cash equivalents and short term investments of $323.0 million at December 27, 2014.

On July 25, 2014, the Board of Directors authorized a buyback program whereby the Company was authorized to repurchase up to $25.0 million of its common stock from time to time through July 31, 2015. During the first and second quarters of fiscal 2015, the Company repurchased and retired outstanding common stock for a total of $17.3 million and $7.7 million, respectively, completing this program.

On January 21, 2015, the Board of Directors authorized an additional stock repurchase program to repurchase up to $25 million of the Company's outstanding common stock through January 31, 2016. No repurchases have been made under this program to date.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	April 4, 2015	December 27, 2014	March 29, 2014	April 4, 2015	March 29, 2014

Net Sales	$203,721	$200,615	$199,222	$404,336	$392,778
Cost of sales(A)(B)(C)	120,417	118,296	118,557	238,713	234,567
Gross profit	83,304	82,319	80,665	165,623	158,211
Operating expenses:
Research & development(A)(B)	21,024	19,173	20,413	40,197	41,350
Selling, general & administrative(A)(B)	39,482	38,141	39,296	77,623	79,187
Amortization of intangible assets(C)	666	696	916	1,362	1,850
Total operating expenses	61,172	58,010	60,625	119,182	122,387
Income from operations	22,132	24,309	20,040	46,441	35,824
Other income (expense), net(B)	1,990	(685)	1,040	1,305	820
Income before income taxes	24,122	23,624	21,080	47,746	36,644
Provision for income taxes(D)	5,709	6,194	5,773	11,903	9,634
Net income	$18,413	$17,430	$15,307	$35,843	$27,010

Net income per share:
Basic	$0.75	$0.70	$0.62	$1.44	$1.10
Diluted	$0.74	$0.69	$0.61	$1.43	$1.08

Shares used in computations:
Basic	24,709	24,936	24,782	24,823	24,662
Diluted	24,891	25,197	25,044	25,042	24,980

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Six Months Ended
	April 4, 2015	December 27, 2014	March 29, 2014	April 4, 2015	March 29, 2014
Cost of sales	$676	$597	$648	$1,273	$1,186
Research & development	556	330	500	886	1,022
Selling, general & administrative	3,550	3,463	3,524	7,013	7,332
Impact on income from operations	$4,782	$4,390	$4,672	$9,172	$9,540

For the quarters ended April 4, 2015, December 27, 2014 and March 29, 2014, the impact on net income, net of tax was $3,479 ($0.14 per diluted share), $3,960 ($0.16 per diluted share) and $3,346 ($0.13 per diluted share), respectively. For the six months ended April 4, 2015 and March 29, 2014, the impact on net income, net of tax was $7,439 ($0.30 per diluted share) and $6,875 ($0.28 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense	Three Months Ended			Six Months Ended
	April 4, 2015	December 27, 2014	March 29, 2014	April 4, 2015	March 29, 2014
Cost of sales	$21	$14	$29	$35	$97
Research & development	77	83	123	160	419
Selling, general & administrative	598	428	746	1,026	2,569
Impact on income from operations	$696	$525	$898	$1,221	$3,085

For the quarters ended April 4, 2015, December 27, 2014 and March 29, 2014, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $724, $449 and $1,335, respectively. For the six months ended April 4, 2015 and March 29, 2014, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,173 and $3,266, respectively.

(C)
For the quarters ended April 4, 2015, December 27, 2014 and March 29, 2014, the impact of amortization of intangible assets was $2,036 ($1,540 net of tax ($0.06 per diluted share)), $2,180 ($1,607 net of tax ($0.06 per diluted share)) and $2,434 ($1,763 net of tax ($0.07 per diluted share)), respectively. For the six months ended April 4, 2015 and March 29, 2014, the impact of amortization of intangible assets was $4,216 ($3,147 net of tax ($0.13 per diluted share)) and $4,879 ($3,586 net of tax ($0.14 per diluted share)), respectively.

(D)	The quarter ended December 27, 2014 included $1,118 ($0.04 per diluted share) non-recurring tax benefit from the renewal of the R&D tax credit for fiscal 2014.

Summarized balance sheet information is as follows (unaudited, in thousands):

	April 4, 2015	September 27, 2014
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$344,434	$318,275
Accounts receivable, net	124,227	137,324
Inventories	153,659	170,483
Prepaid expenses and other assets	62,370	54,973
Total current assets	684,690	681,055
Property and equipment, net	100,903	107,424
Other assets	189,400	210,896
Total assets	$974,993	$999,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,949	$32,784
Other current liabilities	100,195	84,535
Total current liabilities	132,144	117,319
Other long-term liabilities	52,364	62,407
Total stockholders’ equity	790,485	819,649
Total liabilities and stockholders’ equity	$974,993	$999,375

Exhibit 99.1

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands (other than per share data), net of tax):

	Three Months Ended			Six Months Ended
	April 4, 2015	December 27, 2014	March 29, 2014	April 4, 2015	March 29, 2014
GAAP net income	$18,413	$17,430	$15,307	$35,843	$27,010
Stock-related compensation expense	3,479	3,960	3,346	7,439	6,875
Amortization of intangible assets	1,540	1,607	1,763	3,147	3,586
Non-recurring tax benefit	—	(1,118)	—	(1,118)	—
Non-GAAP net income	$23,432	$21,879	$20,416	$45,311	$37,471

Non-GAAP net income per diluted share	$0.94	$0.87	$0.82	$1.81	$1.50

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the Company’s outlook for our flat panel display market products, timing for orders, the Company’s opportunities in the via drilling market and for future orders of the Company’s products. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, our customers’ ability to cancel long-term purchase orders, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at www.coherent.com for product and financial updates.
5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000